PROSPECTUS SUPPLEMENT                       FILED PURSUANT TO RULE NO. 424(b)(3)
(To Prospectus dated January 23, 2001)                REGISTRATION NO. 333-92613
                                                                       333-95807


                                   [LOGO](sm)

                        1,000,000,000 Depositary Receipts
                            Telecom HOLDRS(sm) Trust

         This prospectus supplement supplements information contained in the prospectus dated January 23, 2001, which updated the original prospectus dated January 31, 2000 relating to the sale of up to 1,000,000,000 depositary receipts by the Telecom HOLDRS(sm)Trust.

         The share amounts specified in the table on page 11 of the base prospectus shall be replaced with the following:

                                                                           Share         Primary
                           Name of Company                  Ticker        Amounts    Trading Market
           ------------------------------------------       ------        -------    --------------
           ALLTEL Corp.                                       AT             2            NYSE
           AT&T Corp.(1)                                      T             25            NYSE
           BCE Inc.                                          BCE             5            NYSE
           BellSouth Corp.                                   BLS            15            NYSE
           Broadwing Inc.                                    BRW             2            NYSE
           CenturyTel, Inc.                                  CTL             1            NYSE
           Global Crossing Ltd.                               GX             6            NYSE
           Level 3 Communications, Inc.                      LVLT            3         Nasdaq NMS
           McLeodUSA Inc.                                    MCLD            3         Nasdaq NMS
           MCI Group(2)                                      MCIT          0.88        Nasdaq NMS
           Nextel Communications, Inc.                       NXTL            6         Nasdaq NMS
           NTL Incorporated                                  NLI           1.25           NYSE
           Qwest Communications International Inc.            Q          12.91728         NYSE
           SBC Communications Inc.                           SBC            27            NYSE
           Sprint Corporation-FON Group                      FON             6            NYSE
           Sprint Corporation-PCS Group                      PCS             6            NYSE
           Telephone and Data Systems, Inc.                  TDS             1            AMEX
           Verizon Communications                             VZ           21.76          NYSE
           WorldCom Group(3)                                 WCOM           22         Nasdaq NMS

           -----------------
           (1) As of July 12, 2001, as a result of the spin-off of AT&T Wireless Services, Inc. from AT&T Corp., AT&T Wireless Services will be included in Telecom HOLDRS. As of July 12, 2001, 8.045 shares of AT&T Wireless Services will be included in each round-lot of 100 Telecom HOLDRS.

           (2) On June 8, 2001, WorldCom Group completed its spin-off of MCI Group. As a result, WorldCom Group distributed 0.04 share of MCI Group common stock for each share of WorldCom Group. The share amount of MCI Group represented by a round-lot of 100 Telecom HOLDRS is 0.88. For more information, please see the description of MCI Group in Annex A of this prospectus supplement.

           (3) On June 8, 2001, WorldCom, Inc. changed its name to WorldCom
               Group.

         The share amounts listed in the table above reflect all previous stock splits, dividends and business combination transactions.

                                                   (continued on following page)

                                     ANNEX A

                                MCI GROUP (MCIT)

         MCI Group provides a range of retail and wholesale communications services, including long distance voice communications, consumer local voice communications, wireless messaging, private line services and dial-up Internet access. MCI Group's retail services are provided to consumers and small businesses in the United States. MCI Group's wholesale businesses include wholesale voice services provided to carrier customers and other resellers, and dial-up Internet access services. MCI Group was separated from WorldCom Group in June 2001 as part of a realignment.

             Closing             Closing             Closing             Closing             Closing            Closing
   1996       Price     1997      Price     1998      Price     1999      Price     2000      Price     2001     Price
   ----       -----     ----      -----     ----      -----     ----      -----     ----      -----     ----     -----
January         *     January       *     January       *     January       *     January       *     January      *
February        *     February      *     February      *     February      *     February      *     February     *
March           *     March         *     March         *     March         *     March         *     March        *
April           *     April         *     April         *     April         *     April         *     April        *
May             *     May           *     May           *     May           *     May           *     May          *
June            *     June          *     June          *     June          *     June          *     June       16.10
July            *     July          *     July          *     July          *     July          *
August          *     August        *     August        *     August        *     August        *
September       *     September     *     September     *     September     *     September     *
October         *     October       *     October       *     October       *     October       *
November        *     November      *     November      *     November      *     November      *
December        *     December      *     December      *     December      *     December      *

         The closing price on June 30, 2001 was 16.10.